Exhibit 99.1

Company Contact:
PHC, Inc.
Bruce A. Shear
President & CEO
Tel: 978-536-2777

PHC Returns to Operating Profitability in 2009 Fiscal Third Quarter

•	Revenue Increases 8.2% Sequentially

•	Income from Operations Improves $941,000 Sequentially

•	Company to Discuss Results in 10 a.m. eastern conference call today

PEABODY, MA--(MARKET WIRE)--May 13, 2009 -- PHC, Inc., d/b/a Pioneer Behavioral Health (NYSE Amex:PHC), a leading provider of inpatient and outpatient behavioral health services, reported financial results for the company's third fiscal quarter ended March 31, 2009. The results exclude the operations of the company’s research division, Pivotal Research Centers, Inc. (“Pivotal”), which was sold during the third fiscal quarter and was classified as a discontinued operation.

Total net revenue from continuing operations increased 5.9% to $12.0 million for the three months ended March 31, 2009 compared to $11.3 million for the three months ended March 31, 2008, primarily due to a significant increase in patient care revenue from rate increases on PHC’s capitated contracts and the opening of Seven Hills Behavioral Institute. Revenue increased 8.2% sequentially.

Net patient care revenue increased 9.1% to $11.1 million for the three months ended March 31, 2009 from $10.2 million for the three months ended March 31, 2008. The increase in revenue is due primarily to the increase in capitated contract rates, increased utilization of step down programs and the opening of Seven Hills Behavioral Institute

Contract support services revenue provided by Wellplace declined 22.3% to $0.9 million for the three months ended March 31, 2009 compared to $1.2 million in the year earlier period. The decrease is due to the expiration of the Company’s smoking cessation contract with a government contractor.   The Company currently has a bid to continue and expand the contract should the contractor decide to continue the program.  PHC expects to offset the decrease in revenue through new contracts for EAP (Employee Assistance Programs) and Smoking Cessation programs.

Income from continuing operations was $7,388 for the 2009 fiscal third quarter, compared to $606,824 in the year earlier period. Operating income improved approximately $941,000 from a loss from continuing operations of $843,000 in PHC’s second fiscal quarter for the period ended December 31, 2008. Operating results were impacted by startup costs associated with the Seven Hills Behavioral Institute and Capstone Academy.

The net loss from operations, including Pivotal was $(151,643) or ($0.01) per share (based on 20.0 million basic and fully diluted shares), which compares to net income of $156,035 or $0.01 per basic and fully diluted share (based on 20.2 million basic shares and 20.5 million diluted shares). The loss includes approximately $1.1 million in aforementioned new facility operating losses, plus expenses related to increased utilization of capitated contracts in the company's Harmony division.

The company had approximately $3.0 million in cash and cash equivalents at the end of the 2009 fiscal third quarter, excluding $0.5 million in restricted cash. During the 2009 fiscal third quarter, the company repurchased 32,640 shares of its common stock, under its  stock buyback program initiated in June 2008, which authorizes the company to purchase up to 1 million Class A common shares on the open market through June 2009. The company has purchased a total of 334,232 shares to date, including 200,000 shares purchased from a beneficial owner in December 2008.

 Some of the highlights include:

•
Opened Seven Hills Behavioral Institute and Capstone Academy. Seven Hills Behavioral Institute, the company’s facility that provides adult inpatient and partial hospitalization programs for mental health and substance abuse issues in Henderson, Nevada officially opened in May, 2008. PHC is currently awaiting CMS Medicare certification which will allow it to gain government reimbursement for many of the services it provides. This certification, when obtained, will significantly increase census at the facility. The company opened Capstone Academy in Detroit, Michigan in January. Capstone represents the next phase of PHC's efforts to provide expanded residential treatment services to adjudicated youth in the Detroit metropolitan area.

•	Improved profitability on contractual services. PHC generated improved margins as a result of significant rate increases from two major renegotiated contracts which became effective January 1, 2009.

•
Completed previously announced divestiture of Pivotal. The Company completed the sale to Premier Research Group PLC for total consideration of up to $5.0 million, including a $2.0 million earn-out. The divestiture of this business will allow Pioneer to focus on its core business of delivering behavioral health programs and services.

•
Strengthened balance sheet. The company reduced its bank debt to approximately $2.1 million from $3.0 in the previous quarter. Days Sales Outstanding declined from 68 at the end of fiscal 2008 to 58 at the end of the 2009 fiscal third quarter.

“This quarter’s improved operating results reflect initial activities at Capstone and Seven Hills,” said Bruce A. Shear, Pioneer's president and CEO. "While we continue to incur losses at these facilities, we believe that utilization rates will increase significantly throughout the balance of the calendar year, particularly in Seven Hills once we receive CMS Medicare certification, which should allow us to drive patient utilization. We also benefitted from the renegotiation of several key contracts, which have begun to contribute to improved revenue and margins. While we are disappointed by the performance of Wellplace, we are working diligently to offer new programs to offset some of the revenue lost from the expiration of a key contract. We will continue to carefully manage expenses throughout the balance of the year, and believe that as utilization of our facilities increases during 2009 that our profitability will significantly improve and return to or exceed historical levels.”

For the nine months ended March 31, 2009, the company had revenue of $34.7 million, a 2.4% increase compared to revenue of $33.9 million for the nine months ended March 31, 2008. Net patient care revenue rose 4.2% to $31.8 million for the nine months ended March 31, 2009 compared to $30.5 million for the year earlier period. Loss before taxes from continuing operations was $(1.3) million for the first nine months of fiscal 2009 compared to income before taxes from continuing operations of $2.6 million in the first nine months of fiscal 2008. The loss was due to startup expenses at Capstone and Seven Hills, as well as a decline in contract support services revenue.  Net loss applicable to common shareholders for the nine months ended March 31, 2009 was $(2.2) million, or $(0.11) per share, including a loss of $(0.07) from discontinued operations, compared to income of $1.4 million, or $0.07 per diluted share, which includes a loss of $(0.02) from discontinued operations, in the same period in fiscal 2008.

The Company will hold a conference call at 10:00 a.m. eastern time today to discuss the results. Interested participants may dial (888) 679-8034 (domestically) or (617) 213-4847 (internationally). Please use passcode 67817566. A replay of the call will be available beginning at 1 p.m. eastern time. To access the replay, interested parties should dial (888) 286-8010 (domestically) or (617) 801-6888 (internationally). Please use passcode 89881581. The conference call will also be broadcast simultaneously on the Company's web site at www.phc-inc.com.

About PHC d/b/a Pioneer Behavioral Health

PHC, Inc., d/b/a Pioneer Behavioral Health, is a national healthcare company providing behavioral health services in five states, including substance abuse treatment facilities in Utah and Virginia, and inpatient and outpatient psychiatric facilities in Michigan, Pennsylvania, and Nevada. The company also offers internet and telephonic-based referral services that includes employee assistance programs and critical incident services. Contracted services with government agencies, national insurance companies, and major transportation and gaming companies cover more than one million individuals. Pioneer helps people gain and maintain physical, spiritual and emotional health through delivering the highest quality, most culturally responsive and compassionate behavioral health care programs and services. For more information, visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.

Contact:

PHC, Inc.
Bruce A. Shear, 978-536-2777
President & CEO
or
Investor Relations:
CEOcast, Inc.
Dan Schustack, 212-732-4300

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	June 30,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,036,167	$3,142,226
Accounts receivable, net of allowance for doubtful accounts of $2,505,228 at March 31, 2009 and $2,230,371 at June 30, 2008	6,673,042	6,439,733
Prepaid expenses	484,938	491,503
Prepaid income taxes	416,827	269,074
Other receivables and advances	580,237	623,295
Deferred income tax asset – current	2,435,157	967,999
Assets held for sale – Pivotal	--	5,313,993
Total current assets	13,626,368	17,247,823
Restricted Cash	512,197	--
Accounts receivable, non-current	35,000	35,000
Other receivables	59,007	71,889
Property and equipment, net	4,910,290	4,382,421
Deferred income tax asset – non-current	472,000	528,840
Deferred financing costs, net of amortization of $399,807 and $286,413 at March 31, 2009 and June 30, 2008	372,435	470,829
Goodwill	969,098	969,098
Other assets	2,537,228	2,784,965
Total assets	$23,493,623	$26,490,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,698,694	$1,318,421
Current maturities of long-term debt	654,553	651,379
Revolving credit note	993,019	977,203
Current portion of obligations under capital leases	106,973	170,285
Accrued payroll, payroll taxes and benefits	1,615,910	1,528,640
Accrued expenses and other liabilities	1,470,414	1,434,983
Liabilities held for sale – Pivotal	--	1,128,470
Total current liabilities	6,539,563	7,209,381
Long-term debt, net of current maturities	500,255	393,705
Obligations under capital leases	159,203	229,274
Total liabilities	7,199,021	7,832,360
Stockholders’ equity:
Preferred Stock, 1,000,000 shares authorized, none issued or outstanding	--	--
Class A common stock, $.01 par value, 30,000,000 shares authorized, 19,836,793 and 19,806,147 shares issued at March 31, 2009 and June 30, 2008, respectively	198,368	198,061
Class B common stock, $.01 par value, 2,000,000 shares authorized, 775,080 and 775,672 issued and outstanding at March 31, 2009 and June 30, 2008, respectively, each convertible into one share of Class A common stock	7,751	7,757
Additional paid-in capital	27,580,964	27,388,821
Treasury stock, 550,989 and 387,698 shares of Class A common stock at March 31, 2009 and June 30, 2008, respectively, at cost	(1,041,844)	(685,916)
Accumulated deficit	(10,450,637)	(8,250,218)
Total stockholders’ equity	16,294,602	18,658,505
Total liabilities and stockholders’ equity	$23,493,623	$26,490,865

PHC, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Revenues:
Patient care, net	$11,106,894	$10,181,394	$31,772,332	$30,483,943
Contract support services	899,275	1,157,994	2,946,058	3,411,223
Total revenues	12,006,169	11,339,388	34,718,390	33,895,166
Operating expenses:
Patient care expenses	6,167,572	5,675,813	18,232,036	16,444,479
Cost of contract support services	718,979	894,866	2,318,263	2,521,085
Provision for doubtful accounts	413,077	204,203	1,167,220	968,771
Administrative expenses	4,609,001	3,847,632	14,181,365	11,257,465
Total operating expenses	11,908,629	10,622,514	35,898,884	31,191,800

Income (loss) from operations	97,540	716,874	(1,180,494)	2,703,366

Other income (expense):
Interest income	39,553	62,589	135,028	147,628
Other income	43,680	8,631	99,422	41,202
Interest expense	(168,705)	(91,153)	(346,653)	(307,906)

Total other income (expense), net	(85,472)	(19,933)	(112,203)	(119,076)

Income (loss) before taxes	12,068	696,941	(1,292,697)	2,584,290
Income tax (benefit) provision	4,680	90,117	(501,373)	829,181

Income (loss) from continuing operations	7,388	606,824	(791,324)	1,755,109

Discontinued operations – net of tax – Pivotal	(159,031)	(450,789)	(1,409,095)	(317,231)

Net income (loss) applicable to common shareholders	$(151,643)	$156,035	$(2,200,419)	$1,437,878

Basic net income (loss) per common share
Continuing operations	$0.00	$0.03	$(0.04)	$0.09
Discontinued operations	(0.01)	(0.02)	(0.07)	(0.02)
	$(0.01)	$0.01	$(0.11)	$0.07

Basic weighted average number of shares outstanding	20,017,703	20,188,228	20,109,622	20,160,501

Diluted net income (loss) per common share
Continuing operations	$0.00	$0.03	$(0.04)	$0.09
Discontinued operations	(0.01)	(0.02)	(0.07)	(0.02)
	$(0.01)	$0.01	$(0.11)	$0.07

Diluted weighted average number of shares outstanding	20,017,703	20,477,709	20,109,622	20,479,500